UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Bancorp Connecticut, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BancorpConnecticut, Inc.
                                    Parent of Southington Savings Bank

Dear Shareholder:

          You are cordially invited to attend the 2002 Annual Meeting of the Shareholders of Bancorp Connecticut, Inc. (the "Company") to be held on Tuesday, April 23, 2002. Matters scheduled for consideration at the Meeting are the election of directors, the ratification of certain amendments to the Bancorp Connecticut, Inc. 1997 Stock Option Plan, and the ratification of the appointment of the Company's independent accountants for 2002.

          Please give the enclosed Proxy Statement your prompt and careful attention. A copy of the Company's 2001 Annual Report to Shareholders also is enclosed. If you need an additional copy of the Company's Annual Report, please call Thomas A. Sebastian at 860-620-6580.

          It is important that your shares be represented at the Meeting. To ensure that your shares will be represented, please sign and promptly return the enclosed proxy in the envelope provided, regardless of whether you plan to attend the Meeting. If you attend the Meeting, you may vote in person even if you previously have mailed in your proxy.

Sincerely, /s/ Robert D. Morton Robert D. Morton Chairman, President and Chief Executive Officer

121 Main Street, Southington, Connecticut 06489-2533
Phone (860) 628-0351   Fax (860) 276-9429
http://www.bkct.com

BANCORP CONNECTICUT, INC.
121 Main Street
Southington, Connecticut 06489

Notice of the Annual Meeting of Shareholders of
Bancorp Connecticut, Inc.
To be held April 23, 2002

TO THE SHAREHOLDERS OF BANCORP CONNECTICUT, INC.:

          Notice is hereby given that the 2002 Annual Meeting of the Shareholders (the "Meeting") of Bancorp Connecticut, Inc. (the "Company") will be held at 2:00 p.m. on Tuesday, April 23, 2002, at The Aqua Turf Club, 556 Mulberry Street, Plantsville, Connecticut, for the following purposes:

          (1)          To elect three directors to serve until the 2005 annual meeting of shareholders and until their successors are elected and have qualified;

          (2)          To ratify certain amendments to the Bancorp Connecticut, Inc. 1997 Stock Option Plan;

          (3)          To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2002; and

          (4)          To transact such other business as may properly come before the Meeting or any adjournment thereof.

          Only shareholders of record of outstanding shares of Common Stock of the Company at the close of business on March 1, 2002, are entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

          A list of the Company's shareholders will be open to the examination of any shareholder, for any purpose germane to the Meeting, during ordinary business hours, for at least 10 days prior to the Meeting, at the offices of the Company.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Phillip J. Mucha Phillip J. Mucha Secretary

Southington, Connecticut
March 25, 2002

          YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY THEN REVOKE YOUR PROXY AND VOTE IN PERSON.

BANCORP CONNECTICUT, INC.

121 Main Street
Southington, Connecticut 06489
(860) 628-0351

PROXY STATEMENT
For Annual Meeting
To Be Held April 23, 2002

INTRODUCTION

          This Proxy Statement is furnished to shareholders of Bancorp Connecticut, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 23, 2002, at 2:00 p.m., local time, at The Aqua Turf Club, 556 Mulberry Street, Plantsville, Connecticut 06479 and any adjournment or postponement thereof (the "Meeting"). The Company is the holding company for Southington Savings Bank, a Connecticut-chartered capital stock commercial bank (the "Bank").

          At the Meeting, shareholders will be asked to consider and vote upon three proposals: (1) the election of three directors to serve as directors of the Company until the 2005 annual meeting of shareholders ("Proposal Number One"); (2) the ratification of certain amendments to the Bancorp Connecticut, Inc. 1997 Stock Option Plan ("Proposal Number Two"); and (3) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2002 ("Proposal Number Three").

          This Proxy Statement is dated March 25, 2002, and is first being mailed to shareholders along with the related form of proxy on or about March 25, 2002.

          If a proxy in the accompanying form is properly executed and returned to the Company in time for the Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or voting authority is to be withheld on a listed proposal, such proxy will be voted FOR each nominee listed in Proposal Number One, FOR Proposal Number Two and FOR Proposal Number Three, and otherwise in the discretion of the proxy holders as to any other matter that may come before the Meeting.

          If your Company common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that is provided by your broker, bank or other nominee and which accompanies this proxy statement.

          Voting by those present during the Meeting will be by ballot. If you wish to vote in person at the Meeting and you hold your shares through a bank or broker, you will need to obtain a written proxy from your bank or broker that authorizes you to vote those shares. Votes will be counted by tellers of the election. These tellers will canvas the shareholders present at the Meeting, count their votes and count the votes represented by proxies presented. Abstentions and broker nonvotes are counted for purposes of determining the number of shares represented at the Meeting, but are deemed not to have voted on the applicable proposal. Abstentions and broker nonvotes will therefore have the same effect as a negative vote. Broker nonvotes occur when a broker nominee, holding shares in street name for the beneficial owner thereof, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote such shares.

Revocability of Proxy

          Any shareholder of the Company who has given a proxy may revoke such proxy at any time before it is voted by either (i) filing a written revocation or a duly executed proxy bearing a later date with Phillip J. Mucha, Secretary of the Company, at Bancorp Connecticut, Inc., 121 Main Street, Southington, Connecticut 06489, or (ii) attending the Meeting and voting in person before the proxy is voted. Attendance at the Meeting will not in and of itself constitute the revocation of a proxy.

Record Date, Outstanding Securities and Votes Required

          The Board has fixed the close of business on March 1, 2002 as the record date (the "Record Date") for determining holders of outstanding shares of the Company's Common Stock, par value $1.00 per share ("Common Stock") who are entitled to notice of and to vote at the Meeting. As of the Record Date, 5,170,780 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote, and a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. No other class of securities of the Company is outstanding or entitled to vote at the Meeting.

          The election of each nominee listed in Proposal Number One as a director of the Company requires the affirmative vote of a plurality of the shares of Common Stock which are present or represented at the Meeting. In other words, the three persons receiving the highest number of "FOR" votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. The approval of Proposal Number Two and Proposal Number Three each require the affirmative vote of a majority of the shares of Common Stock which are present or represented at the Meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on these proposals.

          The Company expects that the officers and directors of the Company will vote the shares of Common Stock held by them (representing approximately 7.48% of the shares of Common Stock issued and outstanding) in favor of each nominee listed in Proposal Number One, and in favor of Proposal Number Two and Proposal Number Three.

Principal Shareholders

          As of the Record Date, there were no persons or groups (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company who own or may be deemed to own beneficially more than five percent of the outstanding Common Stock.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

          The Company's Certificate of Incorporation (the "Certificate") provides for a Board of Directors of not less than seven and not more than fifteen members, as fixed from time to time by the Board pursuant to the Company's Bylaws. The Certificate also provides that the Board is divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year at the annual meeting. Each class of directors is elected for a term of three years except in the case of elections to fill vacancies or newly created directorships. The Board amended the Company's Bylaws at its July 18, 2001 meeting to reduce the mandatory retirement age of directors from 76 years of age to 70, to be effective at the Company's 2002 annual meeting of shareholders.

          The Board presently consists of eleven persons. The Board has decreased the size of the Board from eleven persons to ten persons, effective on the date of the Meeting. The decrease reflects the expiration of the term of Ralph G. Mann and Anthony S. Pizzitola, current directors who are ineligible to continue to serve as a director because of the age limitations contained in the Company's Bylaws, and the nomination of only one additional person to fill such vacancies. The Board of Directors has nominated a total of three persons to be elected to serve for a term of three years and until the election and qualification of their successors.  Unless a shareholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of Common Stock will vote FOR the election of Michael J. Karabin, David P. Kelley and Edward W. Perry as directors to serve until the Company's 2005 annual meeting and until their successors are elected and have qualified. The Board has no reason to believe that any of the nominees will decline or be unable to serve as a director of the Company. However, if any such nominee shall be unavailable for any reason, then proxies will be voted for the election of such person or persons as may be recommended by the Board.

          The following tables set forth, as of March 1, 2002, certain information about each nominee director, each director continuing in office and each executive officer of the Company and the Bank who is not a director. Unless otherwise stated, all nominees, directors continuing in office and executive officers have held the positions described for the past five years. The Company's executive officers serve at the pleasure of the Board. Each nominee and continuing director also serves as a director of the Bank, except Mr. Perry who, if elected, is expected to be elected by the Company to serve as a director of the Bank.

Nominees	Age	Director Since	Term Expiring*
Michael J. Karabin	55	1994	2005
David P. Kelley	60	1994	2005
Edward W. Perry	58	New	2005

Continuing Directors	Age	Director Since	Term Expiring
Norbert H. Beauchemin	65	1995	2004
Frederick E. Kuhr	64	1994	2004
Joseph J. LaPorte	68	1994	2004
Andrew J. Meade	63	1994	2003
Frank R. Miller	63	1994	2003
Robert D. Morton	61	1994	2003
Dennis J. Stanek	59	1994	2003

*  Assumes election at the Meeting.

          Norbert H. Beauchemin, CPA, retired January 2000 as Vice President of the accounting firm of Dudzik & Beauchemin, P.C., CPAs, located in Southington, Connecticut.

          Michael J. Karabin is President of Acme-Monaco Corporation, a manufacturer of springs, stampings, wire forms, orthodontic hardware and medical assemblies located in New Britain, Connecticut.

          David P. Kelley is a senior partner in the law firm of Kelley, Crispino & Kania, LLP, Southington, Connecticut. He served 6 two-year terms as the Southington Town Attorney, the final term ending in 1999. He is also Counsel to the Bank.

          Frederick E. Kuhr is President and Controlling Shareholder of Evergreen Nursery, Inc., Southington, Connecticut.

          Joseph J. LaPorte retired in 1996 as a Manufacturers Representative of the B.C.S. Company, a distributor of industrial metal finishing chemicals and equipment, located in Thompson, Connecticut. From 1992 to 1998, he was President of JNF Associates, Inc., developers of real estate.

          Andrew J. Meade has served as Chairman of the Bank Board since May 2001 and prior to that as Vice Chairman of the Bank Board from May 1994 to May 2001. From 1999 to his retirement in January 2001, he was a consultant to International Security Products, Inc. (doing business as Lori Lock), a manufacturer of security products located in Southington, Connecticut. He retired as President of International Security Products, Inc. in 1999, a position he held since 1991. Mr. Meade also was a member of the Southington Town Council from 1969 to 2001 and served as Chairman from 1993 to 1999.

          Frank R. Miller, CPA, is the Managing Partner of the accounting firm of Miller, Moriarty and Company, L.L.C., located in New Britain, Connecticut.

          Robert D. Morton has been the President and Chief Executive Officer of the Company since the Company's formation in March 31, 1994, and was given the additional position of Chairman in May 2001. Mr. Morton has also been President and Chief Executive Officer of the Bank since January 1992. Mr. Morton is also President and Director of the Hartford Mutual Investment Fund, Inc., a registered investment company.

          Edward W. Perry, CPA, is President and Chief Executive Officer of Joseph Merritt & Company, Inc., a company which provides digital solutions for graphic imaging needs of design, communication and reprographic professionals. The company is headquartered in Hartford, Connecticut.

          Dennis J. Stanek is Senior Vice President-Investments of RBC Dain Rauscher Inc., formerly Tucker Anthony Incorporated, an investment-banking firm. Mr. Stanek is based in such firm's Hartford, Connecticut office.

Company Executive Officers Who Are Not Directors

          Mr. Phillip J. Mucha is the Company's only executive officer other than Mr. Morton.

Name	Age	Position
Phillip J. Mucha	54	Chief Financial Officer and Treasurer/Secretary of the Company; Senior Vice President and Treasurer of the Bank

          Phillip J. Mucha, CPA, has been the Chief Financial Officer and Treasurer/Secretary of the Company since August 1999. He has also been Senior Vice President and Treasurer of the Bank since August 1999. He served as a consultant to the Bank during much of 1998 and joined the Bank in May of 1999 as Acting Chief Financial Officer.

Retiring Directors

          Due to age limitations contained in the Company's Bylaws, the following directors are ineligible to stand for re-election.

          Ralph G. Mann, age 72, has served as a director of the Company since 1994 and as a director of the Bank since 1972. He will retire as a director of the Company and the Bank upon the expiration of his current term on April 23, 2002. He retired as President and Chief Executive Officer of the Bank on December 31, 1991. He was associated with the Bank as an officer or employee for 37 years, including 10 years as Chief Executive Officer.

          Anthony S. Pizzitola, age 71, has served as a director of the Company since 1994 and as a director of the Bank since 1980. He will retire as a director of the Company and the Bank upon the expiration of his current term on April 23, 2002. He retired in October 1994 as President and Treasurer of Pizzitola Electric Co., Inc., an electrical contractor located in Southington, Connecticut.

The Board of Directors and Certain of Its Committees

          The Board has an Audit and Compliance Committee whose members are appointed annually.  The Audit and Compliance Committee currently consists of Messrs. Miller, Chairman, Beauchemin, Karabin, Kelley, and Meade. The Audit and Compliance Committee reviews the report of the Company's internal audit function and compliance function, recommends annually to the Board the appointment of the independent certified public accountants for the Company, reviews the scope and the cost of the prospective annual audit and reviews the results thereof with the Company's independent certified public accountants, reviews management's procedures and policies relative to the adequacy of the Company's internal accounting controls, and reviews compliance with Federal and state laws relating to accounting practices. In addition, the Audit and Compliance Committee reviews and discusses with management and the Company's independent certified public accountants the annual audited financial statements and the interim financial information included in the Company's quarterly reports filed with the Securities and Exchange Commission on Form 10-Q. The members of the Company's Audit and Compliance Committee are also members of the Bank's Audit and Compliance Committee, and meet jointly.

          In May 2000, the Board adopted a written charter for the Audit and Compliance Committee, a copy of which was set forth as an exhibit to the Company's proxy statement for its 2001 annual meeting of shareholders. The Company believes that its Audit and Compliance Committee members are independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards.

          The Board has a Compensation Committee that meets jointly with the Compensation Committee of the Bank Board because the Company has no paid employees. The Compensation Committee is responsible for developing the Company's overall compensation philosophy and recommending the compensation of the Bank's executive officers to the Bank Board and the Company Board. Mr. Morton does not participate in any Board or Bank Board discussions concerning his compensation. The Compensation Committee currently consists of Messrs. Meade, Chairman, Karabin, Kelley, LaPorte, Miller, and Pizzitola. See "Compensation Committee Report on Executive Compensation" for a more detailed description of the Compensation Committee's function.

          The Board has a Nominating Committee whose members are appointed annually. The Nominating Committee currently consists of Messrs. Mann, Meade, Miller, and Morton. The Committee is authorized, among other things, to recommend the number of directors to be elected to the Board, to recommend any changes in Board membership, to recommend director prospects and to study the compensation for directors and recommend changes when appropriate. A shareholder's right to nominate individuals for election to the Board is set forth in the Company's Bylaws. Pursuant to the Bylaws, a shareholder must deliver written notice of such shareholder's intent to make such a nomination to, or mail such notice so that it is received by, the Company's Secretary at the Company's principal executive offices not less than 20 days nor more than 130 days prior to the applicable meeting. The Bylaws further require that the written notice set forth (1) as to each person whom the shareholder proposes to nominate (a) such person's name, age, business address and residence address, (b) such person's principal occupation or employment, (c) the class and number of shares of the Company such person beneficially owns, and (d) any other information required by law; and (2) as to the shareholder giving such notice (a) such shareholder's name and address as they appear on the Company's records, (b) the class and number of shares of the Company such shareholder beneficially owns, (c) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at the applicable meeting and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice, and (d) a description of all arrangements or understandings between the shareholder and each nominee specified in the notice and any other person or persons (naming such other person or persons) pursuant to which the shareholder will make such nomination or nominations. A copy of the Company's Bylaws will be provided without charge to any shareholder of the Company upon such shareholder's written request to Thomas A. Sebastian, Bancorp Connecticut, Inc., 121 Main Street, Southington, Connecticut 06489.

          During 2001, the Board held 18 meetings, the Audit and Compliance Committee held 12 meetings, the Compensation Committee held 4 meetings, and the Nominating Committee held 2 meetings. During 2001, each director of the Company attended at least 75% of the meetings of the Board and all committees upon which he served.

Stock Ownership of Directors and Officers

          The following table sets forth as of March 1, 2002, the number of shares of Common Stock beneficially owned by (a) each director, nominee for director and the individuals named in the Summary Compensation Table of the Company; and (b) all directors, nominees and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

Robert D. Morton	213,762	(3)	4.02%
Michael J. Karabin	83,384	(4)	1.60%
Joseph J. LaPorte	82,914	(5)	1.59%
Andrew J. Meade	80,551	(6)	1.55%
Ralph G. Mann	74,766	(7)	1.44%
Frederick E. Kuhr	74,649	(8)	1.43%
Anthony S. Pizzitola	62,754	(9)	1.21%
David P. Kelley	60,332	(10)	1.16%
Dennis J. Stanek	54,368	(11)	1.04%
Frank R. Miller	48,734	(12)	*
Norbert H. Beauchemin	39,986	(13)	*
Phillip J. Mucha	30,726	(14)	*
Edward W. Perry	0		*
All directors, nominees and executive officers as a group (13 persons)	906,926	(15)	15.94%

*  Less than one percent.

(1)

Except as otherwise noted, each person named in the table has sole voting and investment power over the number of shares of Common Stock listed opposite his name. The Company's directors and principal officers hold options to purchase shares of Common Stock pursuant to the Company's Stock Option Plans. For the purpose of the table, shares subject to those options which may be exercised within the next 60 days ("currently exercisable options") are deemed beneficially owned by the individuals holding such options. Until such time as the options are exercised, no person will have voting or investment power over the shares subject to the options.

(2)

For the purpose of computing the percentage of outstanding Common Stock owned by each person named in the table, shares subject to currently exercisable options held by such person pursuant to the Company's Stock Option Plans are deemed to be outstanding.

(3)

Includes beneficial ownership of 62,612 shares purchased by Mr. Morton for himself; and 9,270 shares purchased by Mr. Morton's wife over which Mr. Morton has no voting or investment power and of which Mr. Morton disclaims beneficial ownership. Includes 141,880 shares issuable upon the exercise of currently exercisable options.

(4)

Includes beneficial ownership of 4,612 shares purchased by Mr. Karabin for himself; 2,570 shares purchased by Mr. Karabin's wife for their daughters over which Mr. Karabin has no voting or investment power, and of which Mr. Karabin disclaims beneficial ownership of 1,528 shares; 2,002 shares purchased by Mr. Karabin's wife for their sons over which Mr. Karabin has no voting or investment power, and of which Mr. Karabin disclaims beneficial ownership; 20,120 shares purchased by Acme-Monaco Corporation (Profit Sharing), of which Mr. Karabin is President, over which Mr. Karabin has shared voting and investment power; and 12,500 shares purchased by the Helen Karabin Family Limited Partnership, of which Mr. Karabin's mother and brother and Mr. Karabin are partners, over which Mr. Karabin has shared voting and investment power and maintains a controlling interest. Includes 41,580 shares issuable upon the exercise of currently exercisable options.

(5)

Includes 39,234 shares purchased jointly by Mr. LaPorte and his wife over which Mr. LaPorte has shared voting and investment power. Includes 43,680 shares issuable upon exercise of currently exercisable options.

(6)

Includes beneficial ownership of 11,328 shares purchased by Mr. Meade for himself of which 6,410 are held in an individual retirement account; 1,130 shares purchased by Mr. Meade's wife; 17,503 shares purchased by Mr. Meade for the Meade Trust; and 17,590 shares purchased jointly by Mr. Meade and his wife. Includes 33,000 shares issuable upon the exercise of currently exercisable options.

(7)

Includes beneficial ownership of 7,680 shares purchased by Mr. Mann for himself and 35,586 shares purchased jointly by Mr. Mann and his wife over which Mr. Mann has shared voting and investment power. Includes 31,500 shares issuable upon the exercise of currently exercisable options.

(8)

Includes beneficial ownership of 41,649 shares purchased jointly by Mr. Kuhr and his wife over which Mr. Kuhr has shared voting and investment power. Includes 33,000 shares issuable upon the exercise of currently exercisable options.

(9)

Includes beneficial ownership of 30,226 shares purchased by Mr. Pizzitola for himself and 10,028 shares purchased by Mr. Pizzitola's wife over which Mr. Pizzitola has no voting or investment power. Includes 22,500 shares issuable upon the exercise of currently exercisable options.

(10)	Includes 43,680 shares issuable upon exercise of currently exercisable options.

(11)	Includes 43,680 shares issuable upon exercise of currently exercisable options.

(12)	Includes 35,600 shares issuable upon the exercise of currently exercisable options.

(13)

Includes beneficial ownership of 4,136 shares purchased by Mr. Beauchemin for himself; 3,738 shares purchased by Mr. Beauchemin's wife over which Mr. Beauchemin has no voting or investment power and of which Mr. Beauchemin disclaims beneficial ownership; and 7,112 shares held by Mr. Beauchemin in an individual retirement account. Includes 25,000 shares issuable upon exercise of currently exercisable options.

(14)

Includes beneficial ownership of 5,326 shares purchased by Mr. Mucha for himself which are held in an individual retirement account and 400 shares purchased by Mr. Mucha and his wife over which Mr. Mucha has shared voting and investment power. Includes 25,000 shares issuable upon exercise of currently exercisable options.

(15)	Includes 520,100 shares issuable upon the exercise of currently exercisable options.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent shareholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms that they file. The Company is not aware of any person or group that owns in excess of five percent of the outstanding Common Stock. See "Principal Shareholders."

          Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, the Company believes that during 2001 all filing requirements applicable to its officers and directors were complied with.

Executive Compensation

          The following table sets forth information with respect to Mr. Morton's and Mr. Mucha's compensation. Mr. Morton is the Company's Chairman, President and Chief Executive Officer and Mr. Mucha is the Company's Treasurer, Secretary and Chief Financial Officer and they are the only officers of the Company whose salary and bonus exceeded $100,000 in 2001. All amounts listed below were paid by the Bank to Mr. Morton in his capacity as the Bank's President and Chief Executive Officer and to Mr. Mucha in his capacity as the Bank's Senior Vice President and Treasurer.

SUMMARY COMPENSATION TABLE

			Annual Compensation		Long-Term Compensation
Awards
Name and Principal Position	Year		Salary ($)	Bonus ($)	Securities Underlying Options (1) (#)	All Other Compensation ($)

Robert D. Morton, Chairman and President	2001 2000 1999		263,308 247,731 238,500	75,000 50,000 35,000	10,000 7,500 8,000	5,374 7,002 21,161	(2) (2) (3)

Phillip J. Mucha, Treasurer and Secretary	2001 2000 1999	(5)	130,500 124,251 71,538	30,000 27,000 17,000	7,500 5,000 20,000	5,543 3,139 1,938	(4) (4) (4)

(1)	Neither the Company nor the Bank has any plan pursuant to which Stock Appreciation Rights ("SARs") may be granted to any person.

(2)

Includes aggregate contributions of $4,762 and $6,431 in 2001 and 2000, respectively, made by the Bank to the Bank's savings plan for Mr. Morton's benefit, and $612 and $571 in 2001 and 2000, respectively, representing Mr. Morton's share of premiums for life insurance in connection with his supplemental executive retirement plan.

(3)

Includes aggregate contributions of $5,423 made by the Bank to the Bank's savings plan for Mr. Morton's benefit, $15,192 for automobile allowance and $546 representing Mr. Morton's share of premiums for life insurance in connection with his supplemental executive retirement plan.

(4)	Includes aggregate contributions made by the Bank to the Bank's savings plan for Mr. Mucha's benefit.

(5)	Information with respect to Mr. Mucha's compensation for 1999 represents (non-annualized) amounts actually paid since he joined the Bank in May 1999.

          Stock Options Granted in 2001.

          The following table sets forth certain information regarding stock options granted to the individuals named in the Summary Compensation Table during 2001. In addition, in accordance with the Commission's rules, the table also shows a hypothetical potential realizable value of such options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The assumed rates of growth were selected by the Company for illustration purposes only, and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. Based upon the closing stock price and the number of common shares outstanding at the end of 2001, an assumed annual stock price appreciation of 10% would produce a corresponding aggregate pretax gain over the full option term of approximately $159.4 million for the Company's common shareholders.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (2)

Name	Number of Securities underlying Options Granted (#) (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date (3)	5% ($)	10% ($)

Robert D. Morton, Chairman and President	10,000	14.1%	18.60	12/19/11	116,974	296,436

Phillip J. Mucha, Treasurer/ Secretary	7,500	10.6%	18.60	12/19/11	87,730	222,327

(1)	Neither the Company nor the Bank has any plan pursuant to which SARs may be granted to any person.

(2)

Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

(3)	The options granted to Mr. Morton and Mr. Mucha cannot be exercised until December 19, 2002.

          Aggregated Option Exercises in 2001 and Option Values at December 31, 2001. The following table sets forth certain information concerning stock option exercises by the individuals named in the Summary Compensation Table during 2001, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2001. Also reported are the values for "in-the-money" options that represent the positive spread between the exercise price of any such existing stock options and the closing market price of the Common Stock at December 31, 2001.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised in-the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable

Robert D. Morton, Chairman and President	18,800	313,753	141,880/10,000	1,244,589/9,000

Phillip J. Mucha, Treasurer/Secretary	0	0	25,000/7,500	85,625/6,750

Pension Plan

          The Bank maintains a trusteed noncontributory defined benefit pension plan that has been qualified under the Internal Revenue Code of 1986, as amended (the "Code"), and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The pension plan covers full-time employees of the Bank who have attained the age of 21 and have completed at least one year of service with the Bank. In general, the pension plan provides for monthly payments to or on behalf of each covered employee upon such employee's normal retirement date after the later of reaching the age of 65 or the fifth anniversary of the employee's participation in the plan. The plan also provides the option of receiving early retirement benefits, provided that the participant has reached the age of 55 and has at least 10 years of service with the Bank.

          Effective for benefits earned after June 30, 1989, benefit payments to a participant are based upon (i) the employee's number of years of credited service (up to a maximum of 30), (ii) his average cash compensation (excluding bonuses and other special pay) for the 60 consecutive calendar months of highest earnings during the last 120 consecutive calendar months preceding the employee's retirement date, and (iii) his Social Security covered compensation. A participant may choose from a variety of monthly payment options, including payments for the participant's lifetime only, or for the participant's lifetime and the lifetime of his surviving spouse.

          Under the pension plan, the Bank makes an annual contribution for the benefit of eligible employees, if required, to meet the funding requirements of the Code and ERISA. Such contributions are computed on an actuarial basis. All of the contributions to and all of the expenses involved in administering the pension plan are paid entirely by the Bank. Although the Bank's employees no longer contribute to the pension plan to help fund their benefits, they have previously made such contributions.

SOUTHINGTON SAVINGS BANK
DEFINED BENEFIT PENSION PLAN

Annual Pension Benefits
Based on Years of Service

		Years of Service
Final Average Earnings		10	15	20	25	30

$ 20,000		$ 3,000	$ 4,500	$ 6,000	$ 7,500	$ 9,000
25,000		3,750	5,625	7,500	9,375	11,250
35,000		5,250	7,875	10,500	13,125	15,750
50,000		8,371	12,557	16,742	20,928	25,113
75,000		13,746	20,619	27,492	34,365	41,238
100,000		19,121	28,682	38,242	47,803	57,363
125,000		24,496	36,744	48,992	61,240	73,488
150,000		29,871	44,807	59,742	74,678	89,613
175,000	*	34,171	51,257	68,342	85,428	102,513
200,000	*	34,171	51,257	68,342	85,428	102,513

*  Compensation limited to $170,000

The above table reflects the benefit formula that is currently in effect for those earning benefits after June 30, 1989. Effective for benefits earned on and after June 30, 1994, the limit on an individual's compensation is $150,000, with future indexing, under Section 401(a)(17) of the Code. The limit for 1995 and 1996 was $150,000. The limit for 1997, 1998, and 1999 was $160,000. The limit for 2000 and 2001 is indexed at $170,000. For 2002 the limit is $200,000.

          The pension plan covers a participant's cash compensation (excluding bonuses and other special pay), which is approximately equivalent to the annual compensation reported in the column entitled "Salary" in the "Summary Compensation Table" above. The above table illustrates annual pension benefits for an employee who retired at age 65 in 2001 and elects to have equal payments paid over his lifetime, with no continuation to a spouse. The benefits listed in the table are not subject to a deduction for Social Security or any other offset amount. For the purposes of the pension plan, at June 30, 2001, Mr. Morton had 10 years of credited service and Mr. Mucha had 2 years of credited service.

Supplemental Pension Plan

          Effective January 1, 1996, the Bank adopted a supplemental executive retirement plan ("SERP") for Mr. Morton. Under the terms of the SERP, Mr. Morton will receive a supplemental pension benefit at retirement equal to the excess benefit which would have accrued if the Bank's defined benefit pension plan benefit were calculated without regard to the compensation and benefit limits of Sections 401(a)(17) and 415 of the Code.

          Retirement benefits payable under the SERP may be paid in any form permitted under the Bank's defined benefit pension plan, a lump sum payout, or a fixed number of equal annual installments commencing when Mr. Morton begins receipt of his benefits under the defined benefit pension plan.

          The Bank has funded its obligations under the SERP by purchasing a cash surrender value life insurance policy on Mr. Morton.

          Effective December 21, 1998, the Bank adopted another SERP for Mr. Morton, which in combination with current and prior other employer provided retirement benefits would provide upon Mr. Morton's retirement a benefit equal to 66 2/3% (amended from 60% on December 28, 2001) of his final average compensation. The benefits under the Plan were fully vested as of June 30, 2000, the date Mr. Morton completed 10 years of service with the Bank. Commencing in December 1999, the Bank has made annual funding contributions under this plan with assets purchased by the Bank. The assets are held in a grantor trust.

Savings Plan

          In 1987, the Bank adopted a contributory defined contribution profit sharing plan that is intended to be qualified under the Code and ERISA, and is further intended to comply with the requirements of Section 401(k) of the Code. The plan covers employees who have attained the age of 21 and have completed at least one year of service with the Bank. Eligible employees may elect to defer from 1% to 15% of their compensation (but, for 2001, not in excess of $10,500 and, for 2002, not in excess of $11,000) by means of payroll deduction. For employees earning over $85,000 in 2000, the amount which they may contribute in 2001 may be further limited to enable the savings plan to meet certain tests imposed by the Code. During 2001 the Bank's matching contribution was equal to 66 2/3% of the first 6% of the compensation contributed as a salary deferral by the employee. The matching contribution percentages are subject to change at anytime in the future at the discretion of the Bank. Participants are always 100% vested in their contributions and Bank matching contributions.

          Contributed sums are held in trust and invested by the trustee. Participants receive a proportionate share of plan earnings or losses based upon their investment selection and their account balances. Participants may request a loan from their accounts in the plan subject to certain restrictions. Generally, the amount of the loan may not exceed one-half of their interest in the plan. Participants may request a withdrawal of their contributions in certain circumstances. Otherwise, upon a participant's retirement, death, disability or termination of employment, the participant's accounts may be paid out in a lump sum.

Employment Agreements

          Robert D. Morton

          The Company, the Bank and Robert D. Morton, Chairman, President and Chief Executive Officer of the Company, and President and Chief Executive Officer of the Bank, are parties to an employment agreement dated February 1, 2000, which expires December 31, 2002. The term of the employment agreement extends automatically for one additional year on each January 1, so that there are successive one-year terms of employment, unless either party gives 12 months advance notice of its intention not to renew. No such notice has been given. The agreement provides, among other things, for an annual salary of $267,150 with annual salary reviews on or before April 1 of each employment year, and for participation in bonuses and employee benefit plans and fringe benefits which are or may be adopted by the Bank for its executive employees, and for supplemental retirement plans now existing for Mr. Morton's benefit.

          Any party may terminate the employment agreement on 30 days notice to the other party, except that the Company or the Bank may immediately terminate Mr. Morton's employment for cause. If (a) the Company or the Bank terminates Mr. Morton's employment agreement without cause (other than on account of his death, retirement or disability) or (b) Mr. Morton voluntarily terminates his employment within 6 months following the occurrence of a change of control, Mr. Morton will be entitled to receive (1) all accrued salary and benefits through the effective date of such termination; (2) a severance benefit equal to the sum of 36 months pay at Mr. Morton's then current base salary plus 3 times the most recent annual bonus received by Mr. Morton from the Company or the Bank; and (3) all benefits then owed to Mr. Morton under all employee benefit plans maintained by the Company and/or the Bank. In addition, in general all stock options granted to Mr. Morton by the Company and/or the Bank shall be fully exercisable. Further, Mr. Morton will continue to receive paid coverage (net of his payment of the same share of the premium cost as is paid by other bank employees) under the Bank's group health insurance plan (or the acquiror's health insurance plan) in accordance with Mr. Morton's coverage elections in effect immediately prior to his termination of employment, for a period ending at the earlier of 12 months following termination or the date Mr. Morton receives coverage under another employer's group health plan. In addition, if the Company or the Bank terminates Mr. Morton's employment agreement without cause, or Mr. Morton terminates his employment, whether or not such termination follows a change of control, Mr. Morton will continue to receive paid coverage (subject to his payment of the full premium cost) under the Bank's or any successor's group health insurance plan, in accordance with Mr. Morton's coverage elections in effect immediately prior to his termination of employment (which shall include the right to elect coverage for his spouse), until he reaches age 65. If Mr. Morton is not eligible to participate in such a group health insurance plan, the Company, the Bank, or their respective successors, shall provide him (and his spouse) with comparable health insurance benefits, at a comparable cost to him, under an individual plan until Mr. Morton reaches age 65. The foregoing amounts would not be reduced by any compensation or benefits that Mr. Morton might receive from new employment. In addition, if any payment made to Mr. Morton would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties with respect to such excise tax (collectively the "Excise Tax"), Mr. Morton will be entitled to receive an additional payment in an amount such that after payment by Mr. Morton of all taxes and penalties, Mr. Morton retains the same amount that he would have retained had he not been subject to the Excise Tax.

          The employment agreement also contains a one-year covenant not to compete if Mr. Morton terminates his employment with the Bank voluntarily, except following a change of control.

          Phillip J. Mucha

          The Company, the Bank and Phillip J. Mucha, Chief Financial Officer and Treasurer/Secretary of the Company and Senior Vice President and Treasurer of the Bank, are parties to an employment agreement dated February 1, 2000, which expires December 31, 2002. The term of the employment agreement extends automatically for one additional year on each January 1, so that there are successive one-year terms of employment, unless either party gives 12 months advance notice of its intention not to renew. No such notice has been given. The agreement provides, among other things, for an annual salary of $132,000 with an annual salary review on or before April 1 of each employment year, and for participation in bonuses and employee benefit plans and fringe benefits which are or may be adopted by the Bank for its executive employees.

          Any party may terminate the employment agreement on 30 days notice to the other party, except that the Company or the Bank may immediately terminate Mr. Mucha's employment for cause. If (a) the Company or the Bank terminates Mr. Mucha's employment agreement without cause (other than on account of his death, retirement or disability) or (b) Mr. Mucha voluntarily terminates his employment within 6 months following the occurrence of a change of control, Mr. Mucha will be entitled to receive (1) all accrued salary and benefits through the effective date of such termination; (2) a severance benefit equal to the sum of 24 months pay at Mr. Mucha's then current base salary plus 2 times the most recent annual bonus received by Mr. Mucha from the Company or the Bank; and (3) all benefits then owed to Mr. Mucha under all employee benefit plans maintained by the Company and/or the Bank. In addition, in general all stock options granted to Mr. Mucha by the Company and/or the Bank shall be fully exercisable. Further, Mr. Mucha will continue to receive paid coverage (net of his payment of the same share of the premium cost as is paid by other bank employees) under the Bank's group health insurance plan in accordance with Mr. Mucha's coverage elections in effect immediately prior to his termination of employment, for a period no greater than 12 months following the termination of his employment. The foregoing amounts would not be reduced by any compensation or benefits that Mr. Mucha might receive from new employment. In addition, if any payment made to Mr. Mucha would be subject to the Excise Tax, Mr. Mucha will be entitled to receive an additional payment in an amount such that after payment by Mr. Mucha of all taxes and penalties, Mr. Mucha retains the same amount that he would have retained had he not been subject to the Excise Tax.

          The employment agreement also contains a one-year covenant not to compete if Mr. Mucha terminates his employment with the Bank voluntarily, except following a change of control.

Transactions with Management

          Mr. Frederick E. Kuhr, a member of the Board, is President and Controlling Shareholder of Evergreen Nursery, Inc., which company provides landscaping and snow removal services to the Bank. In 2001, the Bank paid Evergreen Nursery, Inc. $69,288 for such services.

Certain Business Relationships

          Mr. Dennis J. Stanek, a member of the Board, is a Senior Vice President - Investments of RBC Dain Rauscher Inc., formerly Tucker Anthony Incorporated, which firm provides securities brokerage services to the Bank. Mr. Stanek did not receive any portion of the fees paid by the Bank in connection with these services during 2001. RBC Dain Rauscher Inc. will continue to perform such services in 2002.

          For information concerning Mr. Kelley's relationship with the Bank, see "Compensation Committee Interlocks and Insider Participation" below.

          In the opinion of management, the services described in this section and under "Transactions with Management" were provided on terms at least as favorable as could be obtained from independent parties. The Company and the Bank expect to continue to use the services of each of the above persons and entities in the future.

Indebtedness of Management and Others

          The Bank has engaged and expects to engage in the future in banking transactions in the ordinary course of business with directors and executive officers of the Company and their associates and members of their respective families. Such transactions are made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features.

Audit Committee Report

          The Company's Audit and Compliance Committee has reviewed and discussed the Company's audited financial statements as of December 31, 2001 and 2000, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2001 with management. It also has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380).

          The Audit and Compliance Committee has received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee), and the Audit and Compliance Committee has discussed with the independent accountants the independent accountant's independence.

          Based upon the above review and discussions, the Audit and Compliance Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the December 31, 2001 fiscal year for filing with the Securities and Exchange Commission.

Norbert H. Beauchemin	David P. Kelley	Frank R. Miller
Michael J. Karabin	Andrew J. Meade

Compensation Committee Report on Executive Compensation

          The Company provides no cash compensation to its executive officers. Instead, the Bank provides such compensation.

          The Compensation Committee of the Company is responsible for reviewing and approving the Company's overall compensation philosophy and, together with the Compensation Committee of the Bank, recommending the compensation of the Bank's executive officers. The Compensation Committee's recommendations on executive compensation are presented to the Bank Board and the Board for review and approval.

          The Bank's compensation program is comprised of a base salary, stock options, cash performance awards, and customary retirement, insurance and vacation benefits.

          In establishing executive compensation, one of the Compensation Committee's primary considerations is its review of industry data from peer group surveys of salary ranges and incentive pay. The Bank's peer group is determined based on company asset size, number of employees and geographical considerations. The Compensation Committee exercises discretion and makes judgments after considering all factors that are relevant to the success of the Bank, including the achievement of objective targets relating to the Bank's management and financial performance. The Compensation Committee considered the following guidelines in establishing Mr. Morton's compensation: overall leadership of the Bank and the Company; development of future strategies for the Bank and the Company; implementation of strategic plans; achievement of performance targets that reflect the continued financial success of the Bank and the Company and overall shareholder value. Mr. Morton received an annual merit increase of $16,650 for 2001, or 6.6% of his 2000 salary. He also received a cash performance award of $75,000 in 2002 based on his 2001 performance.

          Stock options are granted to employees at all levels of the organization. In recommending option grants for 2001, the Compensation Committee reviewed all ownership of options and distributed new options to certain officers and employees. In 2001, Mr. Morton received options to purchase 10,000 shares of the Company's common stock, representing 14.1% of the total options distributed to those employees during 2001.

          The Compensation Committee believes that executive compensation levels for fiscal year 2001 adequately reflect the Bank's compensation goals, policies and philosophies. Effective for 2001, Mr. Morton's total overall compensation package represents fair compensation in the Compensation Committee's judgment based on its evaluation of Mr. Morton's contribution to the Bank's operating results and peer group comparisons.

Michael J. Karabin	Joseph L. LaPorte	Frank R. Miller
David P. Kelley	Andrew J. Meade	Anthony S. Pizzitola

Compensation Committee Interlocks and Insider Participation

          Messrs. Karabin, Kelley, LaPorte, Meade, Miller, and Pizzitola and, until his retirement as a Board member in April 2001, Mr. Walter J. Hushak, served as members of the Compensation Committee of the Company and the Bank Board during the fiscal year ended December 31, 2001. As part of the Boards' review of the Compensation Committee's recommendations, Mr. Morton participated in the Boards' deliberations concerning executive officer compensation. Mr. Morton did not participate in any such deliberations relating to his own compensation.

          Mr. Kelley is a senior partner of the law firm of Kelley, Crispino & Kania, LLP. He received a retainer of $22,000 for acting as Bank Counsel in 2001. In 2001, the Bank paid Kelley, Crispino & Kania, LLP fees for additional legal representation on various matters. Mr. Kelley will receive a $22,000 retainer for acting as Bank counsel in 2002. Kelley, Crispino & Kania, LLP continues to represent the Bank on various legal matters.

          Mr. Morton is the Chairman, President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank.

Compensation of Directors

          The directors of the Company are also directors of the Bank. In 2001, each director of the Bank, other than the President, received a fee of $500 for attendance at each regular meeting of the Bank Board, $600 for attendance at each director/officer seminar, and $400 for attendance at each meeting of a committee of the Bank Board. For 2002, these amounts have not changed. Company Board and committee meetings normally immediately follow Bank meetings, and directors receive no additional compensation for their services at such meetings. When a Company meeting does not occur on the same day as a Bank meeting, the Company pays non-officer directors for each meeting based upon the same rate schedule in effect for the Bank.

          In addition to his fees for attendance at Bank Board and committee meetings, the Bank in 2001 also paid Andrew J. Meade $13,750 for services rendered as Bank Chairman since his appointment to this position in May 2001, which amount represents a pro-rata portion of the $22,000 annual retainer paid to the Bank's Chairman. Mr. Hushak received $7,333, representing his pro-rata portion of the $22,000 annual retainer for services rendered as Bank Chairman from January 1, 2001 to the expiration of his term in April, 2001.

          Directors who are not employees of the Company may participate in the 1997 Stock Option Plan (the "1997 Plan") and be awarded non-qualified stock options ("NQSO's"). Nonemployee directors were previously eligible to be awarded NQSO's pursuant to the 1993 Stock Option Plan that terminated on May 14, 1997 upon the approval of the 1997 Stock Option Plan. The exercise price of these NQSO's may never be less than the fair market value of the underlying Common Stock on the date the NQSO's are granted. Pursuant to the 1997 Plan, on December 19, 2001, each nonemployee director was granted NQSO's to purchase 5,000 shares of Common Stock of the Company. These options became exercisable on March 19, 2002 at an exercise price of $18.60 per share and expire on December 19, 2011.

Shareholder Return Presentation

          The following graph compares the change in the Company's cumulative total return on its Common Stock to (a) the change in the cumulative total return on the stocks included in the Standard and Poor's 500 Index and (b) the change in the cumulative total return on the stocks included in the Nasdaq Bank Stocks Index assuming an investment of $100 made on December 31, 1996 and comparing relative values on December 31, 2001. All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the period. Note that the Common Stock price performance shown below should not be viewed as being indicative of future performance.

Bancorp Connecticut, Inc.
Total Performance Analysis
BKCT Index
S&P 500 Index
Nasdaq Bank Index
Index of Total Return
350.00
300.00
250.00
200.00
150.00
100.00
50.00
111.21%
86.51%
66.16%
Dec-96
Mar-97
Jun-97
Sep-97
Dec-97
Mar-98
Jun-98
Sep-98
Dec-98
Mar-99
Jun-99
Sep-99
Dec-99
Mar-00
Jun-00
Sep-00
Dec-00
Mar-01
Jun-01
Sep-01
Dec-01

Sandler O'Neill & Partners, L.P.

Source Data: *Bloomberg*

          THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF ALL NOMINEES. THE ELECTION OF EACH NOMINEE REQUIRES THE AFFIRMATIVE VOTE OF A PLURALITY OF THE SHARES PRESENT OR REPRESENTED AT THE MEETING.

PROPOSAL NUMBER TWO

AMENDMENTS TO 1997 STOCK OPTION PLAN

          On December 19, 2001, the Board adopted amendments to the Company's 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan was adopted by the Board in April, 1997, and approved by the shareholders at the Company's annual meeting in May, 1997. The purpose of the 1997 Plan is to provide an incentive to key employees and directors of the Company and the Bank who are in a position to contribute materially to the long-term success of the Company and/or the Bank, to increase such persons' interest in the Company's and the Bank's welfare and to aid in attracting and retaining individuals with outstanding ability.

          The amendments to the 1997 Plan make two primary changes: (1) to increase the number of shares of Common Stock to be available under the 1997 Plan from 607,620 (adjusted for the December 1, 1997 2-for-1 stock split) to 1,107,620; and (2) to allow for grants of shares of restricted and unrestricted Common Stock of the Company, upon such terms as the Board may determine from time to time. An overview of the 1997 Plan is provided below, together with a summary of the material features of the amendments. A copy of the 1997 Plan, as proposed to be amended, is attached as Exhibit A to this Proxy Statement. The proposed amendments are indicated in italics in Exhibit A.

          The Board recommends the approval of the amendments.

Overview of 1997 Plan

          The 1997 Plan currently provides for grants to key employees (including officers) of the Company and its subsidiaries (including the Bank) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code (the "Code") and for grants of nonqualified options to key employees and directors of the Company and its subsidiaries. The Board has the authority to determine the persons to whom options will be granted, the number of shares to be subject to each option, whether options will be incentive or nonqualified, and the manner of exercise. Currently, approximately 160 persons are eligible to participate in the 1997 Plan.

          Each option granted is evidenced by a written stock option agreement between the Company and the optionee. The Board determines when options granted under the 1997 Plan may be exercised. Payment for shares issued upon exercise of an option may consist of cash, check, exchange of shares of Common Stock held at the time the option is exercised, or any combination thereof. In addition, options may be exercised by surrendering part of the net value of the options, resulting in the holders' receipt of a number of shares less than the number of shares subject to the option without the payment of cash or the surrender of other shares of stock. This provision is commonly known as a "net exercise" or "cashless exercise" provision.

          Incentive stock options may not be granted at an exercise price less than the fair market value of the Company's Common Stock on the date of grant (or 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company). Nonqualified stock options may not be granted at an exercise price less than the fair market value of the Company's Common Stock on the date of grant.

          In the case of incentive stock options, if the optionee's employment with the Company or with a subsidiary of the Company is terminated (other than by disability or death), the term of any outstanding incentive stock option held by the optionee shall extend for a period ending on the earlier of the date set forth in the option or three months after such termination of employment. For nonqualified stock options, if the optionee's employment with the Company or with a subsidiary of the Company is terminated, or a director optionee ceases to be a director (other than by disability or death), the term of any then outstanding nonqualified stock option held by such optionee shall extend for a period ending on the earlier of (i) the date on which such option would otherwise expire, (ii) twelve months after such termination of employment (other than due to retirement) or cessation of being a director (other than due to retirement) or (iii) thirty-six months after termination of employment due to retirement or cessation of being a director due to retirement. Such option will only be exercisable to the extent it was exercisable as of the last day of such optionee's employment. The representative of a deceased optionee's estate or beneficiaries thereof to whom the option has been transferred have the right during the twelve month period following the death or, if earlier, the remaining term of the option, to exercise any then outstanding option in whole or in part.

          All options expire not more than ten years from the date of grant or not more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of the voting stock of the Company.

          An option granted under the 1997 Plan is exercisable, during the optionee's lifetime, only by the optionee or the optionee's conservator and is not transferable except by will or by the laws of descent and distribution.

          If the Company's capitalization changes, by reason of split-up, merger, consolidation, reorganization, reclassification, recapitalization, or any other capital adjustment, the Board will make an adjustment to the stock options outstanding under the 1997 Plan in an equitable manner.

          The closing price of the Company's Common Stock on the Nasdaq National Market tier of the Nasdaq Stock Market on March 8, 2002 was $22.21.

Amendments to the 1997 Plan

          The Company seeks shareholder approval of the following amendments to the 1997 Plan. Neither (i) the amount of benefits that will be received by or allocated to any person if the amendments are approved, nor (ii) the amount of benefits that would have been received by or allocated to any person for the year ended December 31, 2001 if the amendments had been in effect, is determinable.

          (i)          Increase of Number of Shares

          The amendments increase the number of shares of Common Stock available to be issued under the 1997 Plan from 607,620 to 1,107,620, so that the Company will have more shares available to issue under the 1997 Plan, either as stock options or stock awards, as described below, for use in compensating employees and directors of the Company and the Bank. As of February 28, 2002, the number of shares remaining available under the 1997 Plan was 87,120.

          (ii)          Stock Awards

          The 1997 Plan currently permits the grant of stock options to eligible employees and directors. In order to provide for an additional incentive to eligible employees and directors, the Board amended the 1997 Plan to permit the grant of restricted and unrestricted shares of the Company's Common Stock to both employees and directors. The amendments provide that the Board has the authority to determine the persons to whom stock will be granted, the number of shares to be subject to each grant, whether the stock will be restricted or unrestricted, and vesting requirements. Each stock award will be evidenced by a written agreement. No payment is required on the grant of any award.

          Under the amendments, if a grantee's employment with the Company is terminated, or if a director grantee ceases to be a director, prior to the lapse of any restrictions applicable to the restricted stock granted, such stock must be forfeited and the grantee must return the certificates representing such stock to the Company. If the restrictions applicable to a grant of restricted stock lapse, the grantee will hold such stock free and clear of all such restrictions, except as otherwise provided in the 1997 Plan. If an employee or director is granted unrestricted stock, the grantee will hold such stock free and clear of all restrictions, except as otherwise provided in the 1997 Plan.

          The number of shares available to be issued as stock awards, together with the number of shares available to be issued pursuant to stock options, would not exceed 1,107,620, if the amendments are approved. If a stock award is forfeited because the restrictions with respect to such stock award have not been met or have lapsed, the number of shares of stock which are no longer subject to such stock awards may again be available for the grant of stock options or stock awards.

          The provisions of the 1997 Plan which provide for the equitable adjustment to outstanding stock options under a change in the Company's capitalization apply similarly to outstanding stock awards.

          The Board may at any time, alter, amend, suspend, discontinue or terminate the 1997 Plan, provided that such action does not adversely effect the rights of either the optionees to options previously granted or to the grantees of stock awards previously granted. Further, no amendment, without the approval of the Company's shareholders, shall increase the maximum number of shares which may be awarded under the 1997 Plan in the aggregate, or modify the purchase price of shares under the 1997 Plan, or the eligibility requirements for participation in the 1997 Plan.

Federal Income Tax Information

          (i)          Stock Options

          Options granted under the 1997 Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code (the "Code"), or nonqualified options.

          If an option granted under the 1997 Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for Federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after transfer of the shares to the optionee by the Company any gain will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain. To the extent the gain is short-term capital gain (less than one year holding period) the gain would be taxed as ordinary income. Currently, the tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 20%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

          All options which do not qualify as incentive stock options are referred to as nonqualified options. The recipient of a nonqualified option generally does not recognize taxable income upon grant of the option but, upon its exercise, the optionee recognizes ordinary income equal to the excess of the then fair market value of the shares over the option price. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. Depending on the length of time such shares are held any gain on the sale will be long-term or short-term capital gain. Currently, the tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 20%. Capital losses are allowed in full against capital gains plus $3,000 of other income. To the extent the gain is short-term capital gain, the gain would be taxed as ordinary income.

          The Bank will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonqualified option.

          (ii)          Stock Awards

          Stock awards granted under the 1997 Plan, as amended, may be either restricted stock awards or unrestricted stock awards.

          Unrestricted stock awards are deemed to be ordinary compensation income to the recipient at the time the award is made. The fair market value of the shares awarded, minus any amount paid for the shares, will measure the amount of the income taxed to the recipient and such income will be subject to tax withholding.

          Until the restrictions on restricted stock awards lapse, there will be no tax effect for either the recipient or the Company. At such time as the restrictions lapse, the recipient will be deemed to have received ordinary income, equal to the fair market value of the shares on the vesting date, minus any amount paid for the shares, subject to withholding taxes.

          The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the recipient when it is so recognized. Upon any subsequent disposition of the shares, any additional gain or loss recognized by the holder generally will be capital gain or loss.

          The foregoing is only a summary of the effect of Federal income taxation on the optionee or award recipient, and the Company, with respect to the grant and exercise of options or of restricted or unrestricted stock awards under the 1997 Plan, as amended, and does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the income tax laws of any municipality, state or foreign country in which an optionee or an award recipient may reside.

          THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO THE COMPANY'S 1997 PLAN. THE APPROVAL OF THE AMENDMENTS REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT OR REPRESENTED AT THE MEETING.

PROPOSAL NUMBER THREE

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT ACCOUNTANTS FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2002

          The Board has entered into an agreement with PricewaterhouseCoopers LLP, independent certified public accountants, to be the Company's independent accountants for the fiscal year ending December 31, 2002, subject to ratification by the Company's shareholders. PricewaterhouseCoopers LLP has been the Company's independent certified public accountants since the Company's formation on March 31, 1994 and the Bank's independent certified public accountants since August 1993. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so. Unless otherwise directed, proxies will be voted in favor of ratification of the appointment of PricewaterhouseCoopers LLP.

Audit Fees

          The aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements as of December 31, 2001 and for the year then ended and the reviews of the Company's financial statements included in the Company's quarterly Form 10-Q filings with the Securities and Exchange Commission for the fiscal year 2001 were $86,600 of which an aggregate amount of $29,682 has been billed through December 31, 2001.

Financial Information Systems Design and Implementation Fees

          No fees were incurred or billed for professional services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2001 relating to financial information systems design and implementation.

All Other Fees

          The aggregate fees for services, other than the services covered under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees" above, rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2001 were $115,796 of which an aggregate amount of $83,896 has been billed through December 31, 2001. Such services include fees for professional services related to the outsourcing of the internal audit function of the Bank, preparation of Federal and state income tax returns and related tax return services, services relating to the Bank's Savings and Pension Plans, and reviews of internal controls. The Audit and Compliance Committee of the Board has considered whether the provision of the services covered under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of PricewaterhouseCoopers LLP and believes that it is so compatible.

          THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS. THE APPOINTMENT OF THE COMPANY'S INDEPENDENT ACCOUNTANTS MUST BE RATIFIED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT OR REPRESENTED AT THE MEETING.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

          If a shareholder intends to present a proposal at the Company's 2003 annual meeting of shareholders, and seeks to have the proposal included in the Company's proxy statement and form of proxy relating to that annual meeting, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must be received by the Company at its principal executive offices located at 121 Main Street, Southington, Connecticut 06489 on or before the close of business November 25, 2002. If a shareholder wishes to present a matter at the 2003 annual meeting that is outside of the processes of Rule 14a-8, the Company's bylaws state that notice to the Company must be given to the Company no later than 20 days prior to the annual meeting date which, if such date is April 23, 2003, is April 3, 2003. After that date, the proposal will be considered untimely and the Company's proxies will have discretionary voting authority with respect to such matter. Any proposals, as well as any related questions, should be directed to the Secretary of the Company.

SOLICITATION

          The Company will bear all costs and expenses associated with soliciting management proxies. In addition to the use of the mails, proxies may be solicited by the directors, officers and regular employees of the Company and/or the Bank by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS

          As of the date of this Proxy Statement, the Board is not aware of any other business or matters to be presented for consideration at the Meeting other than as set forth in the Notice of Meeting attached to this Proxy Statement. However, if any other business shall come before the Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

ANNUAL REPORT ON FORM 10-K

          The Company will provide without charge to each beneficial holder of its Common Stock on the Record Date, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Commission. Any such request should be made in writing to Thomas A. Sebastian, Bancorp Connecticut, Inc., 121 Main Street, Southington, Connecticut 06489.

Southington, Connecticut
March 25, 2002

Exhibit A

BANCORP CONNECTICUT, INC.
AMENDED AND RESTATED
1997 STOCK OPTION PLAN

I.  ESTABLISHMENT OF PLAN; DEFINITIONS

1.          Purpose.  The purpose of the Bancorp Connecticut, Inc. 1997 Stock Option Plan is to provide an incentive to key Employees and Directors of Bancorp Connecticut, Inc. (the "Corporation") and its subsidiaries, including Southington Savings Bank (the "Bank"), who are in a position to contribute materially to the long-term success of the Corporation and the Bank, to increase their interest in the Corporation's and Bank's welfare, and to aid in attracting and retaining employees of outstanding ability.

2.          Definitions.  Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

          (a)          "Bank" shall mean Southington Savings Bank, a Connecticut stock commercial bank.

          (b)          "Board" shall mean the Board of Directors of the Corporation.

          (c)          "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

          (d)          "Corporation" shall mean Bancorp Connecticut, Inc., a Delaware corporation.

          (e)          "Directors" shall mean members of the Board.

          (f)          "Disability" shall mean a medically determinable physical or mental condition which causes an Employee or Director to be unable to engage in any substantial gainful activity and which can be expected to result in death or to be of long-continued and indefinite duration.

          (g)          "Employee" shall mean any common law employee, including officers, of the Corporation or the Bank as determined under the Code and the Treasury Regulations thereunder.

          (h)          "Fair Market Value" on any day shall mean (i) the closing price for one share of Stock or (ii) the average of the highest reported bid and lowest reported asked price for one share of Stock as furnished by The Nasdaq Stock Market or a similar organization, in each case on such day. For example, if the highest reported bid were $8 per share and the lowest reported asked price were $10 per share, the Fair Market Value would be $9 per share.

          (i)          "Grantee" shall mean an Employee or Director granted a Stock Option or Stock Award under this Plan.

          (j)          "Incentive Stock Option" shall mean an option granted pursuant to the Incentive Stock Option provisions as set forth in Part II of this Plan.

          (k)          "Non-Qualified Stock Option" shall mean an option granted pursuant to the Non-Qualified Stock Option provisions as set forth in Part III of this Plan.

          (l)          "Plan" shall mean the Bancorp Connecticut, Inc. 1997 Stock Option Plan as set forth herein and as amended from time to time.

          (m)          "Stock" shall mean authorized but unissued shares of the Common Stock of the Corporation or reacquired shares of the Corporation's Common Stock.

          (n)          "Stock Option" shall mean an option granted pursuant to this Plan to purchase shares of Stock.

          (o)          "Ten Percent Shareholder" shall mean an Employee who at the time a Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all stock of the Corporation or of its parent or subsidiary corporation.

          (p)          "Restricted Stock" shall mean Stock which is issued pursuant to the Restricted Stock provisions as set forth in Part V of this Plan.

          (q)          "Stock Award" shall mean an award of Restricted or Unrestricted Stock granted pursuant to this Plan.

          (r)          "Unrestricted Stock" shall mean Stock which is issued pursuant to the Unrestricted Stock provisions as set forth in Part VI of this Plan.

3.          Shares of Stock Subject to this Plan.  Subject to the provisions of Section 2 of Part IV, the Stock which may be issued or transferred pursuant to Stock Options or Stock Awards granted under this Plan and the Stock which is subject to outstanding but unexercised Stock Options or Stock Awards under this Plan shall not exceed 1,107,620 shares in the aggregate. If a Stock Option shall expire or terminate for any reason, in whole or in part, without being exercised, or if Stock Awards are forfeited because the restrictions with respect to such Stock Awards shall not have been met or have lapsed, the number of shares of Stock which are no longer outstanding as Stock Awards or subject to Stock Options may again become available for the grant of Stock Options or Stock Awards. There shall be no terms and conditions in a Stock Option or Stock Award which provide that the exercise of an Incentive Stock Option reduces the number of shares of Stock for which an outstanding Non-Qualified Stock Option may be exercised; and there shall be no terms and conditions in a Stock Award or Stock Option which provide that the exercise of a Non-Qualified Stock Option reduces the number of shares of Stock for which an outstanding Incentive Stock Option may be exercised.

4.          Administration of this Plan.  This Plan shall be administered by the Board. Subject to the express provisions of this Plan, the Board shall have authority to interpret this Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the terms and provisions of Stock Option agreements, and to make all other determinations necessary or advisable for the administration of this Plan. Any controversy or claim arising out of or related to this Plan shall be determined unilaterally by and at the sole discretion of the Board.

5.          Amendment or Termination.  The Board may, at any time, alter, amend, suspend, discontinue, or terminate this Plan; provided, however, that such action shall not adversely affect the right of Grantees to Stock Awards or Stock Options previously granted and no amendment, without the approval of the stockholders of the Corporation, shall increase the maximum number of shares which may be awarded under this Plan in the aggregate, or modify the purchase price of shares under this Plan or the eligibility requirements for participation in this Plan.

6.          Effective Date and Duration of this Plan.  Subject to the approval of the stockholders of the Corporation on or before such date, this Plan shall become effective on May 15, 1997. This Plan shall terminate at the close of business on May 14, 2007 and no Stock Option or Stock Award may be granted under this Plan thereafter, but such termination shall not affect any Stock Option or Stock Award theretofore granted.

II.  INCENTIVE STOCK OPTIONS

1.          Granting of Incentive Stock Options.

          (a)          Only Employees shall be eligible to receive Incentive Stock Options under this Plan.

          (b)          The purchase price of each share of Stock subject to an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted; provided, however, that the purchase price of each share of Stock subject to an Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted.

          (c)          No Incentive Stock Option shall be exercisable more than ten years from the date such Incentive Stock Option is granted; provided, however, that an Incentive Stock Option granted to a Ten Percent Shareholder shall not be exercisable more than five years from the date the Incentive Stock Option was granted.

          (d)          The Board shall determine and designate from time to time those Employees who are to be granted Incentive Stock Options and specify the number of shares of Stock subject to each Incentive Stock Option.

          (e)          The Board, in its sole discretion, shall determine whether any particular Incentive Stock Option shall become exercisable in one or more installments, specify the installment dates, and, within the limitations herein provided, determine the total period during which the Incentive Stock Option is exercisable. Further, the Board may make such other provisions as may appear generally acceptable or desirable to the Board or necessary to qualify its grants under the provisions of Section 422 of the Code.

          (f)          The Board may grant at any time new Incentive Stock Options to an Employee who has previously received Incentive Stock Options or other options, whether such prior Incentive Stock Options or other options are still outstanding, have previously been exercised in whole or in part, or are canceled in connection with the issuance of new Incentive Stock Options. The exercise price of the new Incentive Stock Options may be established by the Board without regard to the existing Incentive Stock Options or other options.

          (g)          Notwithstanding any other provisions hereof, the aggregate Fair Market Value (determined at the time the option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all such plans of the Corporation and the Bank and any parent or subsidiary corporation of either) shall not exceed $100,000. To the extent that such $100,000 limit shall be exceeded in any calendar year, any such Stock Options exercisable for the first time in excess of such limitation shall be treated as Non-Qualified Stock Options.

2.          Exercise of Incentive Stock Options.  The exercise price of an Incentive Stock Option shall be payable on exercise of the option (i) in cash or by check, bank draft or postal or express money order, (ii) by the surrender of Stock then owned by the Grantee, or (iii) partially in accordance with clause (i) and partially in accordance with clause (ii) of this Section. Shares of Stock so surrendered in accordance with clause (ii) or (iii) shall be valued at the Fair Market Value thereof on the date of exercise, surrender of such Stock to be evidenced by delivery of the certificate(s) representing such shares in such manner, and endorsed in such form, or accompanied by stock powers endorsed in such form, as the Corporation may determine.

          In addition, payment may be made by surrender of shares of Stock issuable upon the exercise of the Incentive Stock Option. If a Grantee elects this method of payment, the number of shares of Stock issuable upon the exercise of the Incentive Stock Option shall be computed in accordance with the following formula:

X = Y(A-B)
A

The following definitions apply:

X shall mean the number of shares of stock to be issued
Y shall mean the number of Incentive Stock Options to be exercised
A shall mean the Fair Market Value of a share of Stock on the date of exercise
B shall mean the per share exercise price for the Incentive Stock Options to be exercised.

3.          Termination of Employment.

          (a)          If a Grantee's employment is terminated other than by Disability or death, the term(s) of any then outstanding Incentive Stock Option(s) held by the Grantee shall extend for a period ending on the earlier of (i) the date established by the Board at the time of grant or (ii) three months after such termination of employment, and such Incentive Stock Option shall be exercisable to the extent it was exercisable as of the date of termination of employment.

          (b)          If a Grantee's employment is terminated by reason of Disability, the term of any then outstanding Incentive Stock Option held by the Grantee shall extend for a period ending on the earlier of (i) the date established by the Board at the time of grant or (ii) twelve months after the Grantee's last date of employment, and such Incentive Stock Option shall be exercisable to the extent it was exercisable as of such last date of employment.

          (c)          If a Grantee's employment is terminated by reason of death, the representative of the Grantee's estate or beneficiaries thereof to whom the Incentive Stock Option has been transferred shall have the right, during the period ending on the earlier of (i) the date established by the Board at the time of grant or (ii) twelve months after the date of the Grantee's death, to exercise any then outstanding Incentive Stock Options in whole or in part. If a Grantee dies without having fully exercised any then outstanding Incentive Stock Options, the representative of the Grantee's estate or beneficiaries thereof to whom the Incentive Stock Options have been transferred shall have the right to exercise such Incentive Stock Options in whole or in part until such Incentive Stock Options expire.

III.  NON-QUALIFIED STOCK OPTIONS

1.          Granting of Non-Qualified Stock Options.

          (a)          Employees shall be eligible to receive Non-Qualified Stock Options under this Plan. Directors who are not also Employees shall also be eligible to receive Non-Qualified Stock Options.

          (b)          The purchase price of each share of Stock subject to a Non-Qualified Stock Option shall not be less than 100% of the Fair Market Value of a share of the Stock on the date the Non-Qualified Stock Option is granted.

          (c)          No Non-Qualified Stock Option shall be exercisable more than ten years from the date such Non-Qualified Stock Option is granted.

          (d)          The Board shall determine and designate from time to time those Employees and Directors who are to be granted Non-Qualified Stock Options and specify the number of shares of Stock subject to each Non-Qualified Stock Option.

          (e)          The Board, in its sole discretion, shall determine whether any particular Non-Qualified Stock Option shall become exercisable in one or more installments, specify the installment dates, and, within the limitations herein provided, determine the total period during which the Non-Qualified Stock Option is exercisable. Further, the Board may make such other provisions as may appear generally acceptable or desirable to the Board.

          (f)          The Board may grant at any time new Non-Qualified Stock Options to an Employee or Director who has previously received Non-Qualified Stock Options or other options, whether such prior Non-Qualified Stock Options or other options are still outstanding, have previously been exercised in whole or in part, or are canceled in connection with the issuance of new Non-Qualified Stock Options.

2.          Exercise of Non-Qualified Stock Options.   The exercise price of a Non-Qualified Stock Option shall be payable on exercise of the option (i) in cash or by check, bank draft or postal or express money order, (ii) by the surrender of Stock then owned by the Grantee, or (iii) partially in accordance with clause (i) and partially in accordance with clause (ii) of this Section. Shares of Stock so surrendered in accordance with clause (ii) or (iii) shall be valued at the Fair Market Value thereof on the date of exercise, surrender of such Stock to be evidenced by delivery of the certificate(s) representing such shares in such manner, and endorsed in such form, or accompanied by stock powers endorsed in such form, as the Corporation may determine. In addition, payment may be made by surrender of shares of Stock issuable upon the exercise of the Non-Qualified Stock Option. If a Grantee elects this method of payment, the number of shares of Stock issuable upon the exercise of the Non-Qualified Stock Option shall be computed in accordance with the following formula:

X = Y(A-B)
A

The following definitions apply:

X shall mean the number of shares of Stock to be issued
Y shall mean the number of Non-Qualified Stock Options to be exercised
A shall mean the Fair Market Value of a share of Stock on the date of exercise
B shall mean the per share exercise price for the Non-Qualified Stock Options to be exercised

3.          Termination of Employment/Cessation of Directorship.

          (a)          If a Grantee's employment is terminated or a Director Grantee ceases to be a Director (other than by Disability or death), the term(s) of any then outstanding Non-Qualified Stock Option(s) held by the Grantee shall extend for a period ending on the earlier of (i) the date established by the Board at the time of grant or (ii) twelve months after such termination of employment (other than due to retirement) or cessation of being a Director (other than due to retirement) or (iii) thirty-six months after termination of employment due to retirement or cessation of being a Director due to retirement, and such Non-Qualified Stock Option shall be exercisable to the extent it was exercisable as of the date of termination of employment or cessation of being a Director.

          (b)          If a Grantee's employment is terminated by reason of Disability or a Director Grantee ceases to be a Director by reason of Disability, the term of any then outstanding Non-Qualified Stock Option held by the Grantee shall extend for a period ending on the earlier of (i) the date established by the Board at the time of grant or (ii) twelve months after the Grantee's last date of employment or cessation of being a Director, and such Non-Qualified Stock Option shall be exercisable to the extent it was exercisable as of such last date of employment or cessation of being a Director.

          (c)          If a Grantee's employment is terminated by reason of death or a Director Grantee ceases to be a Director by reason of death, the representative of the Grantee's estate or beneficiaries thereof to whom the Non-Qualified Stock Option has been transferred shall have the right, during the period ending on the earlier of (i) the date established by the Board at the time of grant or (ii) twelve months after the date of the Grantee's death, to exercise any then outstanding Non-Qualified Stock Options in whole or in part. If a Grantee dies without having fully exercised any then outstanding Non-Qualified Stock Options, the representative of the Grantee's estate or beneficiaries thereof to whom the Non-Qualified Stock Options have been transferred shall have the right to exercise such Non-Qualified Stock Options in whole or in part until such Non-Qualified Stock Options expire.

IV.  GENERAL PROVISIONS

1.          Substitution of Options.  In the event of a corporate merger or consolidation, or the acquisition by the Corporation of property or stock of an acquired corporation or any reorganization or other transaction qualifying under Section 424 of the Code, the Board may, in accordance with the provisions of such Section 424, substitute Stock Options under this Plan for stock options under the plan of the acquired corporation provided (i) the excess of the aggregate fair market value of the shares subject to the new Stock Options immediately after the substitution over the aggregate exercise price of such Stock Options is not more than the similar excess immediately before such substitution and (ii) the new Stock Option does not give the Employee or Director additional benefits, including without limitation any extension of the exercise period.

2.          Adjustment Provisions.

          (a)          If a dividend shall be declared upon the Stock payable in shares of the Corporation's common stock, the number of shares of Stock then subject to any Stock Option outstanding under this Plan and the number of shares reserved for the grant of Stock Options pursuant to this Plan shall be adjusted by adding to each such share the number of shares which would be distributable in respect thereof if such shares had been outstanding on the date fixed for determining the stockholders of the Corporation entitled to receive such share dividend.

          (b)          If the shares of Stock outstanding are changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation, whether through reorganization, recapitalization, split-up, reverse stock split, combination of shares, merger, or consolidation, then there shall be substituted for each share of Stock subject to any such Stock Option and for each share of Stock reserved for the grant of Stock Options pursuant to this Plan the number and kind of shares or other securities into which each outstanding share of Stock shall have been so changed or for which each such share shall have been exchanged.

          (c)          If there shall be any change, other than as specified above in this Section 2, in the number or kind of outstanding shares of Stock or of any shares or other securities into which such shares shall have been changed or for which they shall have been exchanged, then if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for the grant of Stock Options pursuant to this Plan and of the shares then subject to Stock Options, such adjustment shall be made by the Board and shall be effective and binding for all purposes of this Plan and of each Stock Option outstanding thereunder.

          (d)          In the case of any such substitution or adjustment as provided for in this Section 2, the exercise price set forth in each outstanding Stock Option for each share covered thereby prior to such substitution or adjustment will be the exercise price for all shares or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this Section 2, and such exercise price per share shall be adjusted accordingly.

          (e)          No adjustment or substitution provided for in this Section 2 shall require the Corporation to sell a fractional share, and the total substitution or adjustment with respect to each outstanding Stock Option shall be limited accordingly.

          (f)          Upon any adjustment made pursuant to this Section 2 the Corporation will, upon request, deliver to the Grantee a certificate setting forth the exercise price thereafter in effect and the number and kind of shares or other securities thereafter purchasable on the exercise of such Stock Option.

3.          General.

          (a)          Each Stock Option shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with this Plan, as the Board shall approve.

          (b)          The granting of a Stock Option in any year shall not give the Grantee any right to similar grants in future years or any right to be retained in the employ of the Corporation or any of its subsidiaries, and all Employees shall remain subject to discharge to the same extent as if this Plan were not in effect.

          (c)          No Grantee, and no beneficiary or other person claiming under or through such Grantee, shall have any right, title or interest by reason of any Stock Option to any particular assets of the Corporation, or any shares of Stock allocated or reserved for the purposes of this Plan or subject to any Stock Option except as set forth herein. The Corporation shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Stock Option.

          (d)          No right under this Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge except by will or the laws of descent and distribution, and a Stock Option shall be exercisable during the Grantee's lifetime only by the Grantee or the Grantee's conservator.

          (e)          Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Corporation's obligation to issue or deliver any certificate or certificates for shares of Stock under a Stock Option, and the transferability of Stock acquired by exercise of a Stock Option, shall be subject to all of the following conditions:

          (i)          The effectiveness of any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable;

          (ii)         The obtaining of any other consent, approval, or permit from any state or federal governmental agency which the Board shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable; and

          (iii)        Each stock certificate issued pursuant to a Stock Option shall bear the following legend:

"The transferability of this certificate and the shares of Stock represented hereby are subject to restrictions, terms and conditions contained in the Bancorp Connecticut, Inc. 1997 Stock Option Plan, and an Agreement between the registered owner of such Stock and Bancorp Connecticut, Inc. A copy of the Plan and Agreement are on file in the office of the Secretary of Bancorp Connecticut, Inc."

          (f)          All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property, or other statutes or regulations of the United States or of any state having jurisdiction thereof. The Grantee may be required to pay to the Corporation the amount of any withholding taxes which the Corporation is required to withhold with respect to a Stock Option or its exercise. If such payment is not made when due, the Corporation shall have the right to deduct, to the extent permitted by law, from any payment of any kind otherwise due to such person all or part of the amount required to be withheld.

          (g)          In the case of a grant of a Stock Option to any Employee of a subsidiary of the Corporation, the Corporation may, if the Board so directs, issue or transfer the shares, if any, covered by the Stock Option to the subsidiary, for such lawful consideration as the Board may specify, upon the condition or understanding that the subsidiary will transfer the shares to the Employee in accordance with the terms of the Stock Option specified by the Board pursuant to the provisions of this Plan. For purposes of this Section 3(g), a subsidiary shall mean any subsidiary corporation of the Corporation as defined in Section 424 of the Code.

          (h)          A Grantee entitled to Stock as a result of the exercise of a Stock Option shall not be deemed for any purpose to be, or have rights as, a stockholder of the Corporation by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued. The Corporation shall issue any stock certificates required to be issued in connection with the exercise of a Stock Option with reasonable promptness after such exercise.

          (i)          The grant or exercise of Stock Options granted under this Plan shall be subject to, and shall in all respects comply with, applicable Connecticut law relating to such grant or exercise, or to the number of shares which may be beneficially owned or held by any Grantee.

V.  RESTRICTED STOCK AWARDS

1.          Grant of Restricted Stock.

          (a)          Employees and Directors shall be eligible to receive grants of Restricted Stock under this Plan.

          (b)          The Board shall determine and designate from time to time those Employees and Directors who are to be granted Restricted Stock and the number of shares of Stock subject to such Stock Award.

          (c)          The Board, in its sole discretion, shall make such terms and conditions applicable to the grant of Restricted Stock as may appear generally acceptable or desirable to the Board.

          (d)          For purposes of this Plan, Restricted Stock awards shall be subject to the same provisions of Part IV of this Plan as Stock Options and it is the intention of the Board to treat such Stock Awards in such manner.

2.          Termination of Relationship.

          (a)          If a Grantee's employment with the Corporation is terminated or a Director Grantee ceases to be a Director prior to the lapse of any restrictions applicable to the Restricted Stock such Stock shall be forfeited and the Grantee shall return the certificates representing such Stock to the Corporation.

          (b)          If the restrictions applicable to a grant of Restricted Stock shall lapse, the Grantee shall hold such Stock free and clear of all such restrictions except as otherwise provided in this Plan.

VI.  UNRESTRICTED STOCK AWARDS

1.          Grant of Unrestricted Stock.

          (a)          Employees and Directors shall be eligible to receive grants of Unrestricted Stock under this Plan.

          (b)          The Board shall determine and designate from time to time those Employees and Directors who are to be granted Unrestricted Stock and number of shares of Stock subject to such Stock Award.

          (c)          For purposes of this Plan, Unrestricted Stock awards shall be subject to the same provisions of Part IV of this Plan as Stock Options and it is the intention of the Board to treat such Stock Awards in such manner

2.          Issuance of Stock.  The Grantee shall hold Stock issued pursuant to an Unrestricted Stock award free and clear of all restrictions except as otherwise provided in this Plan.

BANCORP CONNECTICUT, INC.
121 Main Street
Southington, Connecticut 06489

Proxy for the Annual Meeting of Shareholders
to be held at 2:00 p.m. on April 23, 2002
Aqua Turf Club, 556 Mulberry Street, Plantsville, Connecticut

The undersigned hereby appoints Phillip J. Mucha, Secretary and Treasurer, and Thomas A. Sebastian, or any of them, attorneys and proxies for the undersigned with power of substitution, to act and to vote, with the same force and effect as the undersigned, all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Bancorp Connecticut, Inc. to be held on April 23, 2002, and any and all adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please mark, sign and date your proxy on the reverse side.

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Shareholders
BANCORP CONNECTICUT, INC.

April 23, 2002

☑	Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE BELOW PROPOSALS. All of the proposals are proposals of the Company.

Proposal 1.  Election of Directors for a three year term expiring in 2005.

FOR	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	☐

Michael J. Karabin, David P. Kelley, Edward W. Perry

TO WITHHOLD AUTHORITY FOR INDIVIDUAL NOMINEE(S). Write individual nominee(s) name(s) below.

Proposal 2. Ratification of certain amendments to the Bancorp Connecticut, Inc. 1997 Stock Option Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal 3.  Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Such persons (or their substitutes) are directed to vote as indicated in this proxy and are authorized to vote in their discretion upon any other business which properly comes before the meeting or any adjournment thereof.

IF NO CHOICE IS SPECIFIED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

Please sign and date this proxy and promptly return it in the envelope provided.

I WILL ATTEND THE ANNUAL MEETING YES ______     NO ______

Signature(s)_______________________________	Date__________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.